EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-117837 and Form S-8 No. 333-59886) pertaining to the 2004 Stock Incentive Plan and 2001 Employee Stock Incentive Plan of Marine Products Corporation of our report dated February 27, 2004 (except for the matter discussed in the last paragraph of Note 1 as to which the date is March 11, 2005), with respect to the consolidated financial statements and schedule of Marine Products Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Atlanta, Georgia
March 6, 2006